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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, dated as of August 24, 2004, is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and BYRON BERGREN ("Employee").

                              W I T N E S S E T H:

      WHEREAS, the Company has offered Employee the position of President and Chief Executive Officer and

      WHEREAS, Employee has accepted the Company's offer,

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

      1. Position and Responsibilities

            (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company's President and Chief Executive Officer. Employee shall report to the Board of Directors of the Company and shall exercise the responsibilities and authority of that position in accordance with the by-laws of the Company and the Board of Directors' Governance Policies, as they may be amended from time to time.

            (b) The Company agrees to nominate Employee to serve as a Director of the Board of the Company beginning as soon as possible after the Effective Date and continuing for as long as he is employed as President and Chief Executive Officer pursuant to this Agreement. Upon termination of employment for any reason, Employee does hereby resign his Director position effective on the date of termination of employment.

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            (c) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other for profit company or non-profit organization while employed by the Company, without the approval of the Board of Directors.
However, nothing herein shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, or to invest up to $500,000 in a private company. Any greater investment in either a public or private company may only be made with the Company's written consent. Approval of other board memberships and participation in lectures and teaching activities will be at the discretion of the Board, however, such approval will not be unreasonably withheld, provided such activities do not significantly interfere with Employee's duties under this Agreement.

            (d) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his family owns less than one percent of the outstanding stock.

      2. Term of Agreement; Renewal This Agreement, and Employee's employment hereunder, shall commence as of the date this Agreement has been executed by both parties (the

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"Effective Date"), and shall continue through and terminate on January 31, 2008
("the Term"), unless sooner terminated in accordance with Paragraph 12 below. Thereafter, the Term shall be extended from year to year (February 1 through January 31 of each following year) unless either party to the Agreement shall provide the other party written notice to terminate the Agreement no later than six (6) months prior to expiration of the Term or any extension of the Term. For purposes of the Agreement, any reference to the Term of this Agreement shall include the initial term and any extension thereof.

      3. Place of Performance Employee shall be based at the regular executive offices of the Company (currently in York, Pennsylvania) except for travel required for Company business. Employee will relocate to a reasonable commuting distance to York within six (6) months of the Effective Date of this Agreement. Employee will be reimbursed for all relocation expenses in accordance with the Company's policy applicable to Company senior executives. In the event of the relocation of the executive offices of the Company, Employee will be reimbursed for his relocation expenses from York to the new location in accordance with the Company's policy applicable to Company senior executives.

      4. Compensation

            (a) Salary Employee shall receive an initial base salary at the annual rate of $700,000 ("Base Salary"). This Base Salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time. During the Term, the annual Base Salary shall not be less than the initial Base Salary and may be reviewed from time to time during the Term by the Compensation Committee of the Board to ascertain whether, in the sole discretion

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of the Compensation Committee, such Base Salary should be increased. The first such review shall occur in 2006 for the period commencing May 1, 2006.

            (b) Bonus Employee will participate in the Company's bonus plan for senior executives in accordance with its terms and conditions. For the fiscal year of the Company ending January 31, 2005 Employee shall be eligible to earn a target bonus of 50% of his Base Salary and a maximum bonus up to 100% of his Base Salary. Employee's Base Salary for purposes of the bonus award for the fiscal year ending January 31, 2005 shall be his total base compensation for the year, reflecting the differing levels of salary received by Employee during this year. For all fiscal years beginning on or after February 1, 2005, Employee shall be eligible for a target bonus of 75% of his Base Salary and a maximum bonus equal to 150% of his Base Salary. Bonuses shall be determined and awarded in accordance with objectives to be determined by the Compensation Committee of the Board of Directors and communicated to Employee each year during the Term. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its compilation, but in any event no later than bonuses are paid to other Company senior executives.

      5. Initial Stock Grant and Option Award

            (a) Restricted Share Grant On the Effective Date, Employee shall be granted 35,000 restricted shares of the Company's Common Stock ("Restricted Shares"). Employee's ownership of all Restricted Shares will vest on January 31, 2008 provided that Employee is continuously employed by the Company from the Effective Date through January 31, 2008, except as otherwise provided in Paragraphs 12(d) and 13(a).

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            (b) Stock Options On the Effective Date, Employee shall receive a grant of options to purchase 125,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the stock on the date of grant ("Options"). The Options will be granted pursuant to the terms of the Company's 2000 stock Incentive Plan("the Plan"). The Options shall vest in three equal installments on January 31, 2006, January 31, 2007 and January 31, 2008, provided Employee is in the employ of the Company on each such date, except as otherwise provided in Paragraphs 12(d) and 13(a).

      6. Long-Term Incentive Plan

            In the event that the Company adopts a Long-Term Income Plan (LTIP), Employee will participate in the LTIP and be eligible for future grants or awards of stock options based on his performance.

      7. Allowances Upon the Effective Date, the Company will provide Employee with a currently leased luxury automobile and an annual allowance of $5,000 during each year of the Term of this Agreement to reimburse Employee for Employee's expenses of insurance and maintenance. Upon expiration of the lease, the Company will provide Employee with a monthly allowance equal to the lease payments on the current vehicle to be used for the lease or purchase of a vehicle of employee's choice. The Company will provide Employee with a Company membership in a country club in the York, PA area and an annual allowance of up to $5,500 each year during the term to reimburse Employee for his cost of membership. Employee will provide reasonable documentation to support all of these allowances.

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      8. Medical Insurance Employee and his eligible dependents shall be eligible to participate in the Company's group medical plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements. The Company shall additionally pay Employee up to $8,000 per year for medical expenses which are not covered by the Company's medical plan.

      9. Other Benefits Employee shall be eligible to participate in the Company's retirement plans, discount program, vacation plan, life insurance, long-term disability plan and employee benefit programs generally made available to other executives of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year.

      10. Business Expenses The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the

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performance of Employee's duties under this Agreement in a manner commensurate with Employee's position as the Company's President and Chief Executive Officer upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

      11. Disability or Incapacity If Employee becomes physically or mentally unable to perform his essential duties hereunder, with or without reasonable accommodations, the Company will continue Employee's benefits provided under this Agreement to the extent permitted by the applicable plan documents or insurance agreements and will pay Employee the difference between his Base Salary and any benefits received by him under any disability insurance policy during the period of the disability or incapacity for up to the lesser of either 13 weeks following the date Employee is first unable to perform his duties due to such disability or incapacity or for a cumulative period of 26 weeks during the term of this Agreement. In addition, the Company shall continue such benefits and compensation referred to above for so long as the Company elects not to terminate Employee pursuant to Paragraph 12 below.

      12. Termination of Employment Notwithstanding any other provision of this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under this Paragraph 12, in any of the following circumstances:

            (a) Disability or Incapacity In the event of Employee's physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the Term of this Agreement.

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            (b) Death of Employee In the event of Employee's death.

            (c) Resignation for Good Reason Employee may resign for "Good Reason," defined below, upon 30 days' written notice by Employee to the Company except as set forth in paragraph 12(d) below. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be President and Chief Executive Officer; causing the Employee to cease reporting to the Board or to the Chairman of the Board; failing to nominate Employee to continue to serve as a Director of the Company or removing Employee from the Board; any reduction in the Employee's Base Salary below $700,000; any reduction in the Employee's potential bonus-eligibility amount; or any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute "Good Reason" unless the Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the notice.

            (d) Change of Control In the event of a Change of Control, "Good Reason," in addition to the matters set forth in Paragraph 12(c), shall also mean (i) a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Paragraph 21;
(ii) an

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adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attendant to the position held by Employee from those authorities, powers, functions, responsibilities or duties which Employee held immediately prior to the Change of Control; or (iii) the relocation of the Company's principal executive offices if Employee's principal location of work is then in such offices, or requirement that Employee have Employee's principal location of work changed to any location that is in excess of 50 miles from the current location; provided, however, the Employee shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control; provided that during such three month period, Employee may satisfy the 30-day notice period provided under Paragraph 12(c) by written notice to the Company of Employee's intention. to resign for Good Reason after the expiration of such three months. For purposes of this Agreement, a Change in Control shall be deemed to occur if:

                  (i) any "person," as such term is defined under Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 ("the Exchange Act"), who is not an Affiliate of Company as defined in the Exchange Act on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's Voting Stock;

                  (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iii) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but

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need not be, the Company) and the shareholders of the Company immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity; or

                  (iv) if any one shareholder owns stock possessing a greater voting power than held by M. Thomas Grumbacher and his family, or if M. Thomas Grumbacher and his family control less than 20% of the Voting Stock; or

In the event of a Change in Control, any restricted shares of the Company's Common Stock then held by the Employee shall fully vest and any forfeiture restrictions with respect thereto shall immediately lapse and any outstanding options to purchase shares of the Company's Common Stock will become fully and immediately exercisable to the extent not already exercisable on the terms provided in the Company's stock option plans.

            (e) Discharge for Cause Company may discharge Employee at any time for "Cause," which shall be limited to: willful and proven violation of reasonable directives from the Board or of standards of conduct established by law; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; or material breach of the covenants set forth in Paragraph 15. The Board of Directors' Governance Policies are not "directives" for purposes of this provision.

      For purposes of this Agreement, no act or failure to act on the part of Employee shall be deemed "willful" if it was due primarily to negligence, but shall be deemed "willful" only if done or omitted to be done by Employee not in good faith and without reasonable belief that Employee's action or omission was in and not opposed to the best interest of the Company.

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Notwithstanding the foregoing, to terminate the employment of Employee for
Cause, the Company must deliver to Employee a Notice of Termination (as defined below) given within 90 days after the Board both (i) has knowledge of conduct or an event allegedly constituting Cause and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement, a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of the Board, excluding Employee, at a meeting called for the purpose of determining that Employee has engaged in conduct that constitutes Cause (and at which the Employee had a reasonable opportunity, together with his counsel, to be heard before the Board prior to such vote), provided however, that the Board or the Chairman of the Board may suspend Employee (with or without pay) for cause pending the hearing and vote on the Notice of Termination.

            (f) Discharge without Cause Notwithstanding any other provision of this Agreement, Employee's employment and any and all of the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 13 below) may be terminated by the Company at any time without Cause.

      13. Payments and Rights Upon Termination

            (a) Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason during the Term of the Agreement Employee shall be entitled to severance pay and other benefits as follows:

                  (i) Prompt payment of all accrued wages and accrued but unused vacation pay through the date of termination of employment, and for a period of one year after

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the Effective Date, severance pay in the amount of one year's Base Salary payable in installments in accordance with the Company's payroll practices and continued payment of premiums in connection with Employee's continued participation in the Company's group health plan pursuant to COBRA;

                  (ii) After completion of one year after the Effective Date, prompt payment of all accrued wages and accrued but unused vacation pay through the date of termination of employment, and severance pay in the amount of his Base Salary payable in installments and continued payment of premiums in connection with the Employee's continued participation in the Company's group health benefit plan pursuant to COBRA for the remaining Term or for a period of one (1) year from the date of termination, whichever is longer; and

                  (iii) If Employee has been employed for at least three months in the Company's fiscal year in which the termination of his employment occurs, Employee will receive a prorated portion (based on the number of days employed in the fiscal year) of the bonus which would have been earned by Employee under Paragraph 4(b) for said fiscal year based on the Company's full year performance. The bonus, if any, under this clause (iii) will be paid at the time that bonuses are paid to other Company senior executives for the fiscal year in which the termination occurs.

            (b) Release. The Employee's right to the payments set forth in Paragraph 13(a) above shall be contingent upon execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form reasonably satisfactory to the Company in favor of the Company and its officers, directors, executives and agents which release he does

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not revoke; provided that Employee's obligation to provide this release is contingent upon his concurrent receipt from Employer of a general release of claims against Employee (including, without limitation contractual, common law and statutory claims) in a form reasonably satisfactory to Employee in favor of Employee, in the event Employer does not provide such a release, Employee shall be entitled to the payments provided under this Paragraph 14 without executing the release otherwise required of him hereunder.

            (c) No Duty to Mitigate Employee shall have no duty to mitigate his damages and the amounts due Employee upon discharge without Cause or resignation for Good Reason shall not be reduced by any payments received from other sources.

            (d) Death or Disability/Incapacity

                  (i) On death, Employee's estate's sole entitlement will be to Base Salary for any days worked prior to his death, amounts payable on account of Employee's death under any insurance, bonus or other benefit plans or policies maintained by the Company, and any vested Options to which Employee is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                  (ii) On termination for disability or incapacity, Employee's sole entitlement will be to Base Salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance, bonus or other benefit plans or policies maintained by the Company, any vested options to which he is entitled under the

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Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

            (e) Resignation/Expiration/Discharge for Cause If Employee is discharged for Cause or resigns without Good Reason or upon expiration of the Term (or any extension of the Term), Employee's sole entitlement will be the receipt of Base Salary and accrued but unused vacation pay for any days worked through the date of termination and any pay-outs to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans and this Agreement.

            (f) Change in Control

                  (i) Notwithstanding the foregoing, upon a Change in Control as defined in Paragraph 12(d), Employee's options and restricted shares shall immediately vest as provided in Paragraph 12(d) and following a Change in Control if either (x) the Employee's employment ceases for any reason after the expiration of three months following the Change in Control, including, without limitation, resignation by Employee with or without Good Reason; or (y) during the three months immediately following the Change in Control he is terminated other than for Cause, Employee shall receive a "Change of Control Payment" equal to the lesser of 2.99 time his Base Salary (at the salary level immediately preceding the Change in Control) or, if applicable, the "280G Permitted Payment" (as described in subparagraph (ii)).

                  (ii) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be at least three times the "base amount" determined under Code Section 280G, then the "280G

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Permitted Payment" shall be the maximum amount that may be paid as a Change of
Control Payment under this Section 12(d) such that the aggregate present value of such "parachute payments" to the Employee is less than three times his "base amount." In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable upon a Change of Control under this Agreement or upon a Change of Control under any severance plan, program, policy or obligation of the Company or any affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by independent tax counsel selected by mutual agreement of the Company and Employee, the costs of which counsel shall be borne by the Company.

                  (iii) In the event of a Change of Control and if prior to the end of the Term and within two years after the Change of Control, Employee terminates his employment for any reason or his employment is terminated without Cause, the covenants of Paragraph 15(a) shall be inapplicable to Employee.

      14. Company Property All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's

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employment with the Company, are and shall remain the sole and confidential property of the Company.

      15. Non-Competition and Confidentiality To the maximum extent permissible by law:

            (a) During the Term and for a period equal to one year after the Term upon a termination of employment for any reason whatsoever, whether by Employee or by the Company, Employee shall not, directly or indirectly:

                  (i) Induce or influence any customer, employee, consultant, independent contractor or supplier of the Company to cease to do business with, change relationship with, or terminate his employment or other relationship with the Company.

                  (ii) After the cessation of his employment through the end of the one-year restrictive period, engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business of Boscov's (or any successor or purchaser of Boscov's retail department store business), or any department store business which competes with stores of the Company which in the aggregate contribute to at least 50% of the volume of the Company as of the date of Employee's termination of employment.

            (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company

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which Employee acquires in the course of his employment which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 14 or any information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to Company all correspondence, documents, books, records, lists, computer programs and other writings relating to Company's business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

            (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, as reasonably requested and upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (c).

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            (d) The provisions of subparagraphs (a), (b) and (c) shall survive, in accordance with their respective terms, the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of the Term or at any time prior thereto.

            (e) Employee acknowledges that the restrictions contained in this Paragraph 15, in view of the nature of the business in which the Company is engaged and the Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

            (f) Employee agrees that if any, or any portion, of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the

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commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the one year restrictive period contained in subparagraph (a).

            (g) For purposes of Paragraphs 14 and 15 of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors, subsidiaries or affiliates, except as otherwise set forth in Paragraph 15(a).

      16. Taxes Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.

      17. Legal Fees, Costs and Expenses The Company agrees to pay Employee's reasonable attorney's fees, costs and expenses in connection with the negotiation of this Agreement up to $8,000. Any payment due to Employee under this Agreement which was not timely made by the Company without reasonable justification shall include an award of interest at the rate of 10% per annum.

      18. Entire Understanding This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The

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express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

      19. Modifications This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chairman of the Board or such other person as the Board may designate specifically for this purpose.

      20. Provisions Separable The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

      21. Consolidation, Merger or Sale of Assets Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which expressly assumes, in a writing reasonably acceptable to Employee, this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

      22. Notices All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

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

            (a) If to the Company:

                The Bon-Ton Stores, Inc.
                2801 East Market Street
                York, PA 17402
                Attention:  Chairman

                with a copy to:

                Henry F. Miller, Esquire
                Wolf, Block, Schorr and Solis-Cohen LLP
                1650 Arch Street
                22nd  Floor
                Philadelphia, PA  19103-2097

            (b) If to Employee:

                Byron Bergren
                2284 Annandale Place
                Beavercreek, OH  45385

                with a copy to

                Matthew J. Knopf
                Dorsey & Whitney LLP
                50 South Fifth Street
                Minneapolis, MN  55402

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

      23. No Attachment Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      24. Binding Agreement This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

      25. No Assignment Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Board of Directors. This Agreement is assignable by the Company only in accordance with Paragraph 21.

      26. Indulgences Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      27. Paragraph Headings The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      28. Controlling Law This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

      29. Execution in Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                           THE BON-TON STORES, INC.

                                           By: /s/ M. Thomas Grumbacher
                                               -------------------------------
                                                   M. Thomas Grumbacher
                                                   Chairman and
                                                   Chief Executive Officer

                                           BYRON BERGREN

                                           /s/ Byron Bergren
                                           -----------------------------------

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